Exhibit 10.4

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into as of April 18, 2013 by and between BEVERLY COOPERATIVE BANK, a Massachusetts cooperative bank having an office at 254 Cabot Street, Beverly, Massachusetts 01915 (the “Bank”) and ROBERT W. MITCHELL, Jr. (the “Officer”).

INTRODUCTORY STATEMENT

The Board of Directors of the Bank has concluded that it is in the best interests of the Bank to establish a working environment for the Officer which minimizes the personal distractions that might result from possible business combinations in which the Bank might be involved. To this end, the Bank has decided to provide the Officer with assurance that his compensation will be continued for a minimum period of eighteen (18) months following termination of employment (the “Assurance Period”) if his employment terminates under specified circumstances related to a business combination. The Board of Directors of the Bank has decided to formalize this assurance by entering into this Change of Control Agreement with the Officer.

The terms and conditions which the Bank and the Officer have agreed to are as follows.

AGREEMENT

Section 1. Effective Date; Term; Change of Control and Pending Change of Control Defined.

(a) This Agreement shall take effect on the date of this Agreement written above (the “Effective Date”) and shall be in effect during the period (the “Term”) beginning on the Effective Date and ending on the first anniversary of the date on which the Bank notifies the Officer of its intent to discontinue the Agreement (the “Initial Expiration Date”) or, if later, the first anniversary of the latest Change of Control or Pending Change of Control, as defined below, that occurs after the Effective Date and before the Initial Expiration Date.

(b) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) Merger: the Bank merges into or consolidates with another corporation, or merges another corporation into the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of the Bank’s voting securities immediately before the merger or consolidation (or if the Bank is owned in mutual form at the time of the merger or consolidation, as a result of the merger or consolidation less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who together held a majority of the Bank’s voting power immediately before the merger or consolidation), or

(ii) Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities and Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 30% or more of a class of the Bank’s voting securities (but this clause (ii) shall not apply to beneficial ownership of voting shares of the Bank held by the Bank in a fiduciary capacity), or

(iii) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Board of Directors of the Bank at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided however, that — for purposes of this clause (iii) — each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least three-fourths of the directors who were directors at the beginning of the period shall be deemed to have been a trustee at the beginning of the two-year period, or

(iv) Sale of Assets: the Bank sells to a third party substantially all of its assets, or

(v) Disclosure of a Change of Control: the Bank files a report or proxy statement with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 disclosing —in response to Rules 165 or 425, Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) — that a change in control of the Bank has occurred or will occur under any existing contract or pending transaction or any similar required report to a bank regulatory agency disclosing a change of control of the Bank,

Conversion of the Bank or Beverly Financial, MHC (“Company”) from the mutual to stock form of ownership or sale of shares of the Bank or Company in a conversion, community, or public offering shall not be deemed to be a Change of Control unless simultaneous to any of the Change of Control events described above; provided, however, that any items described above in this Section 1 shall also constitute a Change of Control if the term “Company” was substituted for the term “Bank” throughout. A Change of Control shall also not be deemed to have occurred as a result of any acquisition of securities or assets of the Bank or its subsidiaries by the Bank or Company, any subsidiary thereof, or by any employee benefit plan maintained by any of them.

(c) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control; provided, however, that the Change of Control contemplated does, in fact, occur.

Section 2. Discharge Prior to a Pending Change of Control.

The Bank may discharge the Officer at any time prior to the occurrence of a Pending Change of Control for any reason or for no reason. In such event:

(a) The Bank shall pay to the Officer (or, in the event of his death, his estate) his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Officer’s termination of employment.

(b) The Bank shall provide the benefits, if any, due to the Officer (or, in the event of his death, his estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 3. Termination of Employment Due to Death

The Officer’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer’s death. In such event, the Bank shall pay and deliver to his estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements.

Section 4. Termination Due to Disability after Change of Control or Pending Change of Control

The Bank may terminate the Officer’s employment during the Term and after the occurrence of a Change of Control or a Pending Change of Control upon a determination, by a majority vote of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to it, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of determination or is likely to result in death or prevent the Officer from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of determination. In such event, the Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

A termination of employment due to disability under this section 4 shall be effected by a notice of termination given to the Officer by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

Section 5. Discharge with Cause after Change of Control or Pending Change of Control.

(a) The Bank may terminate the Officer’s employment with “Cause” during the Term and after the occurrence of a Change of Control or Pending Change of Control, but a termination shall be deemed to have occurred with “Cause” only if:

(i) the Board of Directors of the Bank, by majority vote of its entire membership, determine that the Officer should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) at least forty-five (45) days prior to the vote contemplated by section 1(b)(i), the Bank has provided the Officer with notice of its intent to discharge the Officer for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by section 5(a)(i), the Officer (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Bank for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the vote contemplated by section 5(a)(i), the Bank has furnished to the Officer a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Bank, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Officer’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

(b) If the Officer is discharged with Cause during the Term and after a Change of Control or Pending Change of Control, the Bank shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only. Following the giving of a Notice of Intent to Discharge, the Bank shall temporarily suspend the Officer’s duties and authority and, in such event, shall also suspend the payment of salary and other cash compensation, but not the Officer’s participation in retirement, insurance and other employee benefit plans. If the Officer is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Officer is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Officer within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Officer with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 6. Discharge without Cause.

The Bank may discharge the Officer without Cause at any time after the occurrence of a Change of Control or Pending Change of Control, and in such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements:

(i) During the Assurance Period, the Bank shall provide for the Officer and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Officer’s resignation; provided, however, that, to the extent that the promise or provision of any continue group health benefit pursuant to this Section 6(b)(i) would cause a group health plan maintained for the officers or employees of the Bank to fail to comply with section 2716 of the Public Health Service Act, the Officer shall be provided with distributions of cash in lieu of such benefit, at the same times and in the same forms as the premium payments which would have been made to provide such benefit, in amounts adequate for the Office to purchase a comparable health benefit. The coverage provided under this section 6(b)(i) may, at the election of the Bank, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 6(b)(i).

(ii) The Bank shall make a lump sum payment to the Officer (or, in the event of his death before payment, to his estate), in an amount equal to the value of the salary, bonus, short-term and long-term cash compensation that the Officer received in the calendar year preceding that in which the termination of employment with the Bank occurs to compensate the Officer for the payments the Officer would have received during the Assurance Period. Such lump sum shall be paid in lieu of all other payments of salary, bonus, short-term and long-term cash compensation provided for under this Agreement in respect of the period following any such termination. Such payment shall be made (without discounting for early payment) within thirty (30) days following the Officer’s termination of employment.

The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Change of Control Entitlements”.

Section 7. Resignation.

(a) The Officer may resign from his employment with the Bank at any time. A resignation under this section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer. The Officer’s resignation of any of the positions within the Bank to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, but on or after the effective date of a Change of Control, and is on account of:

(i) the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Officer to the position with Bank that he held immediately prior to the Change of Control (the “Assigned Office”) or to a more senior office;

(ii) a material failure by the Bank, whether by amendment of the certificate of incorporation or organization, by-laws, action of the Board of Directors of the Bank or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within thirty (30) days after such notice is deemed given;

(iii) any reduction of the Officer’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Officer’s compensation as and when due;

(iv) any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; provided, however, that this section 7(b)(iv) shall not apply if the change in the terms and conditions of the compensation or benefit program affects all participants in such program equally;

(v) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within thirty (30) days after such notice is deemed given; or

(vi) a change in the Officer’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than thirty-five (35) miles away from the Officer’s principal residence and more than thirty-five (35) miles away from the location of the Bank’s principal executive office on the day before the occurrence of the Change of Control.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in his notice of resignation whether he considers his resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, bad faith or manifest error.

(c) In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason, the Bank shall also pay and deliver the Additional Termination Entitlements.

Section 8. Terms and Conditions of the Additional Termination Entitlements.

The Bank and the Officer hereby stipulate that the damages which may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages. The Bank and the

Officer further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Officer’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any subsidiary or affiliate of either of the Bank; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements; provided, however, that the Officer shall execute and deliver to the Bank no later than 53 days following the date of termination any resignation or release that is a condition of the payments and benefits (if any) due under sections 6(b)(i) and (ii) and not revoke said release. Any release required under this section 8 shall be in a form reasonably prescribed by the Bank. If any resignation or release is a condition of the payments and benefits (if any) due under sections 6(b)(i) and (ii), severance payments and benefits will commence following the expiration of the 60 day period following termination of employment, provided that the Executive has resigned and/or executed and delivered and not revoked the release no later than 53 days following the date of termination and said release, if applicable, is effective upon the 60th day following termination of employment. The Officer hereby agrees that if the payment of the Additional Termination Entitlements, either alone or together with other payments and benefits which the Officer has the right to receive from the Bank or its affiliates, whether pursuant to this Agreement or otherwise, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable under this Agreement shall be reduced to result in no portion of the payment payable under this Agreement being non-deductible to the Bank (or any successor thereto) by reason of Section 280G of the Code and subject to excise tax under Section 4999 of the Code. There parties hereto agree that the payments and benefits payable pursuant to this Agreement shall be reduced so as not to equal or exceed three times the Officer’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, and shall be reduced to 2.99 times the Officer’s base amount. The determination of any reduction in the payment to be made to the Officer shall be based upon an analysis of an accounting or law firm selected and paid for by the Bank.

Section 9. No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 10. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and testate or intestate distributees, the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 11. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

To the last address for the Officer contained in the records of the Bank

If to the Bank:

Beverly Cooperative Bank

254 Cabot Street

Beverly, Massachusetts 01915

Attention:         Chairman, Compensation Committee of the Board of Directors

Section 12. Indemnification for Attorneys’ Fees.

The Bank shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Officer shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 12 shall be made only after a determination by the members of the Board (other than the Officer and any other member of the Board to which the Officer is related by blood or marriage) that the Officer has acted in good faith and that such indemnification payment is in the best interests of the Bank.

Section 13. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 16. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts entered into and to be performed entirely within the Commonwealth of Massachusetts.

Section 17. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 19. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(b) Notwithstanding anything herein contained to the contrary, the provisions of this Agreement shall be construed to be limited by the rules of the Massachusetts Commissioner of Banks applicable to the compensation of officers.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Officer has hereunto set his hand, all as of the day and year first above written.

OFFICER

		By:	/s/ Robert W. Mitchell, Jr.
Robert W. Mitchell, Jr.

BEVERLY COOPERATIVE BANK

Attest:		By:	/s/ Michael R. Wheeler
Michael R. Wheeler
By	/s/ Robert W. Mitchell, Jr.		President and Chief Executive Officer
Robert W. Mitchell, Jr.
EVP & CFO/Secretary

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